Exhibit 3.5

ARTICLES OF AMENDMENT AND

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF SOUTHWESTERN ENERGY PRODUCTION COMPANY

Southwestern Energy Production Company, a corporation organized and existing under the laws of the State of Arkansas, acting herein by and through its duly authorized officers, hereby certifies as follows:

1. The name of the corporation is Southwestern Energy Production Company.

2. On July 6, 1988, the Board of Directors adopted a resolution setting forth and declaring advisable a proposal to restate the Company’s Articles of Incorporation, adopting the Arkansas Business Corporation Act of 1987 as the corporate law which shall govern the affairs of the Company and to amend the Company’s Articles of Incorporation to limit the liability of directors pursuant to the Arkansas Business Corporation Act of 1987.

3. On July 6, 1988, at a special shareholders meeting, notice of which was duly waived, with 1,000 shares outstanding and entitled to vote 1,000 shares were voted in favor of and 0 shares were voted against the proposal to restate and amend the Company’s Articles of Incorporation adopting the Arkansas Business Corporation Act; 1,000 shares were voted In favor of and 0 shares were voted against the proposal to amend the Company’s Articles of Incorporation to limit the liability of directors.

4. Article Ninth was amended to read as set forth in the Amended and Restated Articles attached hereto and new Articles Eleventh and Twelfth were added as set forth in the Amended and Restated Articles attached hereto.

5. The Amended and Restated Articles of Incorporation attached hereto are, accordingly, hereby declared duly adopted pursuant to applicable law.

Dated July 6, 1988

SOUTHWESTERN ENERGY PRODUCTION CO.

By	/s/ Charle E. Scharlau
Charles E. Scharlau President

ATTEST

/s/ Stanley D. Green
Secretary

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SOUTHWESTERN ENERGY PRODUCTION COMPANY

FIRST: The name of this corporation is SOUTHWESTERN ENERGY PROCUCTION COMPANY.

SECOND: The nature of the business of the corporation and the objects or-purposes proposed to be transacted, promoted, or carried on by it, are as follows, to-wit:

Section A: To acquire, purchase, own, hold, operate, develop, lease, mortgage, pledge, exchange, sell, transfer, or otherwise, invest, trade or deal in any manner securities, stocks, mortgages, Bonds, and real and personal property of every kind and description or in any interest therein.

Section B: To engage in any capacity in any entertainment, radio, television, mercantile, construction, manufacturing, exploratory, development or trading business of any kind or character whatsoever, and to do all things incidental to any such business and to do and perform all other things that are necessary or beneficial to the corporation or to the general public which the Board of Directors may from time to time determine should be done.

Section C: To issue bonds, debentures, or other obligations of the corporation and to secure the same by mortgage, pledge, deed of trust, or otherwise.

Section D: To have and to exercise all the powers now or hereafter conferred by the laws of the State of Arkansas upon corporations organized under the laws under which this corporation is organized and any and all Acts Amendatory thereof and supplemental thereto.

Section E: To conduct business in the State of Arkansas, other states, the District of Columbia, the territories and colonies of the United States and in foreign countries, and to have one or more offices out of the State of Arkansas, as well as within said State. In any state, or country, or political division thereof in which the corporation may have qualified to do business, it shall have all the objects and powers herein set forth, but to such extent as may be permitted by the laws of such state or country or political division thereof to any business or commercial corporation.

Section F: To do all and everything necessary and proper for the accomplishment of the objects enumerated in these Articles of Incorporation, or any amendment thereof, or necessary and incidental to the protection and benefit of this corporation; and in general to carry an any lawful business necessary or incidental to the attainment of the objects of this corporation, whether or not such business is similar in nature to the objects set forth in these Articles of Incorporation or any amendment thereof.

The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific objects or powers shall not be held to limit or restrict in any manner either the objects or powers of the corporation, and that the corporation shall possess such incidental powers as are reasonably necessary or convenient for the accomplishment of any of the objects or powers hereinbefore enumerated, either alone or in association with any government, state, municipality, corporation, association, partnership, as a partner, or otherwise, person, organization, or entity whatsoever, at least to the same extent and as fully as individuals might or could do as principals, agents, contractors, or otherwise.

THIRD: The period of the existence of this corporation shall be perpetual.

FOURTH: The principal office or place of business of this corporation shall be located in the County of Washington in the City of Fayetteville, State of Arkansas, and the address of the principal office shall be 1001 Sain Street, Fayetteville, Arkansas 72701.

FIFTH: The name of the resident agent of this corporation is Charles E. Scharlau, whose address is 1001 Sain Street, Fayetteville, Washington County, Arkansas 72701, which shall also be the registered office.

SIXTH: Section A: The total amount of the authorized capital stock of the corporation is ten thousand (10,000) shares with a par value of One Dollar (S1.00).

Section 8: No stockholder shall be entitled as a matter of right to subscribe for, or purchase, or receive, or to have offered to him for subscription or purchase, any additional share or shares of stock either of that now authorized in the Articles of Incorporation or hereafter authorized, or any shares whatsoever, however, acquired, issued or sold by the corporation, or any bonds, certificates of indebtedness, debentures, or other securities convertible into the stock of the corporation, it being the purpose and intent that the Board of Directors shall have full right, power and authority to offer for subscription or for sale or to make any disposal of any or all unissued shares of capital stock of the corporation, or any or all shares issued and thereafter acquired by the corporation upon such consideration in money or property or other things of value as the Board of Directors shall determine.

SEVENTH: The amount of capital with which this corporation will begin business is Three Hundred Dollars ($300.00).

EIGHTH: The names and post office address of each of the incorporators and the number of shares of the capital stock subscribed by each of them is as follows:

Name	Post Office Address	Shares
L. L. Baxter	28 E. Center Street Fayetteville, Arkansas	100

Clifton Wade	20 E. Center Street Fayetteville, Arkansas	100

Charles E. Scharlau, Jr.	28 E. Center Street Fayetteville, Arkansas	100

NINTH: The number of directors of the corporation shall be fixed by the by-laws and may be increased or decreased from time to time in the manner specified therein, provided, however, that the number of directors shall not be less than three. Election of directors need not be by ballot. All shareholders are entitled to cumulate their votes for the election of directors. No director of the corporation need be a stockholder. Any director may be removed at any time either for or without cause, so long as the stockholders are entitled to vote in respect to the corporate affairs and management of the corporation, by the affirmative vote of stockholders holding of record a majority of the outstanding shares of the stock of the corporation which were entitled to vote at the election of such director, given at a special meeting of such stockholders called for the purpose; provided, however, that no director may be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal.

TENTH: In furtherance, not in limitation, of the powers conferred upon the Board of Directors by statute, the Board of Directors is expressly authorized, without any vote or other action by stockholders other than such as at the time shall be expressly required by statute or by the provisions of these Articles of Incorporation (and amendments thereof, if any) or by the by-laws, to exercise all of the powers, rights and privileges of the corporation (whether express or implied in these Articles of Incorporation or conferred by statute) and do all acts and things which may be done by the corporation, including but without limiting the generality of the foregoing, the right:

Section A: By resolution or resolutions passed by the majority vote of all the members of the Board of Directors as from time to time constituted to make, adopt, alter, amend and repeal the by-laws of the corporation, provided, however, that the holders of the majority of the issued and outstanding stock may alter, amend, or repeal the by-laws made by the Board of Directors and may from time to time limit or define the right of the Board of Directors to alter, amend, or repeal any by-law or by-laws made or adopted; and

Section B: By resolution or resolutions passed by the affirmative vote of a majority of the number of directors as from time to time fixed by the by-laws of the corporation, to designate one or more committees, each committee to consist of two or more of the directors of said corporation, and each such committee to the extent provided in said resolution or resolutions or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, such committee or committees to have such name or names as may be stated in the by-laws of the corporation, or as may be determined from time to time by resolution adopted by the Board of Directors; and

Section C: By resolution or resolutions passed by the affirmative vote of a majority of the number of directors as from time to time fixed by the by-laws of the corporation, to sell, assign, transfer, convey, or dispose of, or to mortgage or otherwise encumber any real estate or lease of real estate to which or in which the corporation shall at any time have any right or interest, and pursuant to such resolution or resolutions, to acquire any right or interest to or in any real estate or lease of real estate; and

Section D: By resolution or resolutions passed by the affirmative vote of a majority of the number of directors as from time to time fixed by the by-laws of the corporation, to authorize or approve the purchase by or on behalf of the corporation, of its capital stock, bonds, debentures, warrants, rights, scrip, other obligations or securities of any nature howsoever evidenced, either pro-rata from all holders thereof or from time to time in the open market or at private sale; and

Section E: By resolution or resolutions passed by the affirmative vote of a majority of the number of directors as from time to time fixed by the by-laws of the corporation, to sell, lease, or exchange any or all of the property and assets of this corporation, including its good will and its corporate franchises, upon such terms and conditions as the Board of Directors may deem expedient and for the best interest of the corporation, when and as authorized by the affirmative vote of the holders of record of at least a majority of the issued and outstanding stock, or when authorized by the written consent of the holders of record of at least a majority of stock issued and outstanding.

ELEVENTH: To the fullest extent permitted by the Arkansas Business Corporation Act of 1987 as it now exists or may hereafter be amended, a director of this corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

TWELFTH: The corporation elects to be governed by the provisions of the Arkansas Business Corporation Act of 1987 as it now exists or may hereafter be amended from time to time.

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